                  [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]









                                December 5, 1996

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Mail Stop 7-6
Washington, D.C. 20549
ATTN:  Thomas Jones, Senior Attorney

      RE: INTROGEN THERAPEUTICS, INC. (THE "COMPANY") REQUEST FOR WITHDRAWAL OF THE COMPANY'S REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-11297).

Dear Mr. Jones:

      Attached is the Company's certification that none of the 3,105,000 shares originally registered pursuant to its Registration Statement on Form S-1 were sold.

                                    Sincerely,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/William B. Owens, Jr.

                                    William B. Owens, Jr.

cc: Abe Zachariah
    George Hnatiw
    Maria A. Konstantindis

                              [INTROGEN LETTERHEAD]









                                December 5, 1996

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Mail Stop 7-6
Washington, D.C. 20549
ATTN:  Thomas Jones, Senior Attorney

      RE: INTROGEN THERAPEUTICS, INC. (THE "COMPANY") REQUEST FOR WITHDRAWAL OF THE COMPANY'S REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-11297).

Dear Mr. Jones:

      On December 3, 1996, the Company submitted a request for withdrawal of its Registration Statement on Form S-1 (File No. 333-11297) pursuant to Rule 477 of the Securities Act of 1933. Such withdrawal would deregister 3,105,000 shares (includes the 405,000 share over-allotment option) of the Company's Common Stock originally registered thereunder. The Company hereby certifies that none of the originally registered shares were sold.

      Should you have any questions or comments, please contact Will Owens or Marnia Nichols at (415) 493-9300. Thanking you in advance.

                                          Sincerely,

                                          INTROGEN THERAPEUTICS, INC.

                                          BY:/s/ David G. Nance
                                          David G. Nance
                                          President and Chief Executive Officer